UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2020

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 613-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Hilton Grand Vacations Inc. (the “Company”) approved a modification to the outstanding performance-based restricted stock units (the “2018 Performance RSUs”) that had been granted to our named executive officers with respect to the performance period commencing January 1, 2018 and ending December 31, 2020 (the “Performance Period”). Pursuant to the terms of the 2018 Performance RSUs, the holder could earn between 0% and 200% of target based on the level of achievement of pre-established goals related to Contract Sales and Economic EBITDA over the Performance Period. The effect of this modification is to (i) truncate the Performance Period to December 31, 2019, (ii) measure performance as of December 31, 2019, and (iii) pro-rate the payout by two-thirds to reflect the fact that performance was only measured over two-thirds of the Performance Period. Based on actual performance measured as of December 31, 2019, the 2018 Performance RSUs were earned at 143% of target, which amount was then prorated as described above, resulting in a pay out at 95% of target. If the Compensation Committee had not approved this modification, then the payout on the 2018 Performance RSUs would have been zero.

In approving this modification, the Compensation Committee considered a variety of factors related to COVID-19’s impact on the 2018 Performance RSUs. First, the Compensation Committee does not believe that a 0% payout reflects an appropriate alignment between pay and performance because (i) actual performance through the first two years of the Performance Period was above target, and (ii) our executive officers demonstrated strong leadership during the challenging times of 2020. Second, the payout resulting from the modification is reasonable, considering that it was (i) based on actual performance results, (ii) pro-rated (reduced) for the portion of the Performance Period completed, and (iii) below the original target payout level. This approach was viewed as being superior to other alternatives because there was no simple way to adjust performance results for the impact of COVID nor was their enough time or visibility to establish new performance goals for the awards. Finally, the Compensation Committee chose not to modify the outstanding performance-based RSUs granted in 2019 and 2020 (with respect to the performance periods January 1, 2019 – December 31, 2021 and January 1, 2020 – December 31, 2022, respectively). Such awards are expected to have 0% payouts at the end of their respective performance periods, resulting in a total estimated combined payout on performance-based RSUs granted in 2018, 2019, and 2020 of approximately 30% of target (95% for 2018, 0% for 2019, and 0% for 2020).

Although the Compensation Committee believes that these types of modifications should rarely be pursued, the Compensation Committee also believes that the specific and unique facts and circumstances made this modification reasonable and appropriate. The Compensation Committee also believes that the result appropriately recognizes and rewards performance during a challenging time, which will help in retaining the leadership team necessary to continue steering the Company through the pandemic and beyond.

The following table sets forth the target number of 2018 Performance RSUs awarded to each of Mr. Mark D. Wang, the Company’s President and Chief Executive Officer, Ms. Sherri A. Silver, the Company’s Executive Vice President and Chief Marketing Officer and Mr. Stan R. Soroka, the Company’s Executive Vice President and Chief Customer Officer, and the actual number of 2018 Performance RSUs earned based on the modification described above. Mr. Daniel J. Mathewes, the Company’s Executive President and Chief Financial Officer, and Mr. Gordon S. Gurnik, the Company’s Executive Vice President and Chief Operating Officer, who are the Company’s two remaining named executive officers, do not own any 2018 Performance RSUs as they joined the Company subsequent to the award date.

Named Executive Officer	Target # of 2018 Performance RSUs	Actual # of 2018 Performance RSUs
Mark D. Wang	47,654	45,271
Sherri A. Silver	6,628	6,297
Stan R. Soroka	7,069	6,716

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: December 23, 2020